Exhibit 99.26(n)

[KPMG LLP LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of Securian Life Insurance Company and Policy Holders of Securian Life Variable Universal Life Account:

We consent to the use of our report dated March 23, 2010 with respect to the financial statements and supplementary schedules of Securian Life Insurance Company and our report dated April 9, 2010 on the financial statements of Securian Life Variable Universal Life Account included herein and to the reference to our firm under the heading “FINANCIAL STATEMENTS” in Part B of the Registration Statement.

/s/ KPMG LLP

April 23, 2010